Exhibit 99.1

AT THE COMPANY:	IR INQUIRIES:
Suzanne Runald	Todd Kehrli or Jim Byers
Public Relations 949-362-5800 pr@smithmicro.com	MKR Group 323-468-2300 smsi@mkr-group.com

Smith Micro Software Achieves First Quarter Revenue Growth of 25% Year over Year and Non-GAAP Profitability

Company Reiterates Fiscal 2015 Guidance

Aliso Viejo, CA, April 28, 2015 – Smith Micro Software, Inc. (NASDAQ:SMSI), a leading provider of wireless and mobility solutions, today reported financial results for its first quarter ended March 31, 2015.

“Revenue for the first quarter of 2015 was $10.5 million, up 24.6 percent compared to the first quarter of last year, and essentially flat compared to the fourth quarter of 2014 which is a significant accomplishment considering the historic seasonality of our business,” said William W. Smith Jr., President and CEO of Smith Micro Software. “The increase in revenues year-over-year was primarily due to new NetWise business at Comcast, our first MSO customer, and continued strong revenues for both NetWise and CommSuite products at Sprint. GAAP net income was essentially breakeven for the quarter and we were non-GAAP net income positive for the second consecutive quarter.”

“We continue to enhance our product portfolio, work on closing additional new deals that will bring us a predictable base of business, and keep our expenses under control. As such, we are reiterating our previously announced guidance for fiscal 2015 of revenue between $45 and $49 million, which would represent year-over-year growth in the range of 22 to 33 percent, and expect to be non-GAAP profitable for the year,” Mr. Smith concluded.

Fiscal First Quarter 2015 Financial Results:

Smith Micro Software reported revenue of $10.5 million for the first quarter ended March 31, 2015, compared to $8.4 million reported in the first quarter of 2014.

Smith Micro Software First Quarter 2015 Financial Results	Page 2 of 6

First quarter gross profit on a GAAP and non-GAAP (which excludes stock compensation) basis was $8.4 million, compared to $6.0 million reported in the first quarter of 2014.

GAAP and non-GAAP gross profit as a percentage of revenue was 79.9 percent for the first quarter of 2015, compared to 71.4 percent for the same quarter last year.

GAAP net loss for the first quarter of 2015 was $10,000 or a loss of $0.00 per share, compared to GAAP net loss of $5.2 million, or $0.14 per share, for the first quarter of 2014.

Non-GAAP net income (which excludes stock compensation and non-cash tax expense) for the first quarter of 2015 was $0.4 million, or $0.01 earnings per diluted share, compared to a net loss of $2.7 million, or $0.07 loss per diluted share, for the first quarter of 2014.

Total cash and cash equivalents and short-term investments increased for the third consecutive quarter ending March 31, 2015 at $13.8 million.

Fully diluted weighted average common shares outstanding as of March 31, 2015 were 45.5 million, compared to 37.7 million fully diluted weighted average common shares outstanding as of March 31, 2014.

Fiscal 2015 Guidance:

•	Revenue for fiscal 2015 is expected to be between $45 million and $49 million, which would represent year-over-year growth in the range of 22 to 33 percent.

•	The Company expects to be non-GAAP profitable for the fiscal year 2015.

The Company uses a non-GAAP reconciliation of gross profit, profit (loss) before taxes, net income (loss) and earnings (loss) per share in the presentation of financial results in this press release. Management believes that this presentation may be more meaningful in analyzing our income generation since stock-based compensation is excluded from the non-GAAP earnings calculation and adjustments are made for Proforma taxes. Since we are in a cumulative loss position, the non-GAAP income tax expense (benefit) for the period ended March 31, 2015 was computed by using a tax rate of 38 percent using the Company’s normalized combined U.S. federal, state and foreign statutory tax rates less various tax adjustments. This presentation may be considered more indicative of our ongoing operational performance. The tables below present the differences between non-GAAP earnings and net income (loss) on an absolute and per-

Smith Micro Software First Quarter 2015 Financial Results	Page 3 of 6

share basis. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and the non-financial measures as reported by Smith Micro Software may not be comparable to similarly titled amounts reported by other companies.

Investor Conference Call:

Smith Micro Software will hold an investor conference call today to discuss the Company’s first quarter 2015 results at 4:30 p.m. ET, April 28, 2015. To access the call, dial (888) 539-3678 and when prompted provide the participant pass code 7522177. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available on the Smith Micro website in the Investor Relations section.

About Smith Micro Software, Inc.:

Smith Micro provides software to simplify and enhance the mobile experience. As the leader in wireless connectivity, our applications ensure the best Quality of Experience for mobile users while optimizing networks for service providers and enterprises. Using our intelligent policy-on-device platform, along with premium voice, video and content monetization services, we create new opportunities to engage consumers and capitalize on the growth of connected devices. For more information, visit smithmicro.com. (NASDAQ: SMSI)

Safe Harbor Statement:

This release contains forward-looking statements that involve risks and uncertainties, including without limitation, forward-looking statements relating to the company’s customer concentration given that the majority of our sales depend on a few large client relationships, including Sprint, the risk of being delisted from the NASDAQ Global Select Market if we fail to meet any of the listing requirements, financial prospects and other projections of its performance, the existence of new market opportunities and interest in the company’s products and solutions, and the company’s ability to increase its revenue by capitalizing on these new market opportunities. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are the risk that we may need to raise additional capital to fund our operations and such capital may not be available to us at commercially reasonable terms or at all, changes in demand for the company’s products from its customers and their end-users, new and changing technologies, customer acceptance and timing of deployment of those technologies, and the company’s ability to compete effectively with other software companies. These and other factors discussed in the company’s filings with the Securities and Exchange Commission, including our filings on Forms 10-K and 10-Q, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. The forward-looking statements contained in this release are made on the basis of the views and assumptions of management regarding future events and business performance as of the date of this release, and the company does not undertake any obligation to update these statements to reflect events or circumstances occurring after the date of this release.

Smith Micro and the Smith Micro logo are registered trademarks or trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective companies.

Note: Financial Schedules Attached

Smith Micro Software First Quarter 2015 Financial Results	Page 4 of 6

Smith Micro Software, Inc.

Reconciliation of GAAP to Non-GAAP Results

(in thousands, except per share amounts) - unaudited

		Stock		Non-
	GAAP	Compensation	Taxes	GAAP
Three Months Ended 3/31/15:
Gross profit	$8,411	$3	$—	$8,414
Profit before provision for income taxes	$1	$609	$—	$610
Net income (loss)	($10)	$609	($221)	$378
EPS-diluted	($0.00)	$0.01	($0.00)	$0.01
Three Months Ended 3/31/14:
Gross profit	$6,029	$5	$—	$6,034
Loss before provision for income taxes	($5,134)	$798	$—	($4,336)
Net loss	($5,167)	$798	$1,681	($2,688)
EPS-diluted	($0.14)	$0.02	$0.05	($0.07)

Smith Micro Software First Quarter 2015 Financial Results	Page 5 of 6

Smith Micro Software, Inc.

Statements of Comprehensive Income (Loss) for the Three Months Ended March 31, 2015 and 2014

(in thousands, except per share amounts) - unaudited

	For the Three Months
	Ended March 31,
	2015	2014
Revenues	$10,529	$8,449
Cost of revenues	2,118	2,420

Gross profit	8,411	6,029
Operating expenses:
Selling and marketing	2,191	3,036
Research and development	3,341	4,249
General and administrative	2,877	3,878

Total operating expenses	8,409	11,163

Operating income (loss)	2	(5,134)
Interest and other income (expense), net	(1)	—

Income (loss) before provision for income taxes	1	(5,134)

Provision for income tax expense	11	33

Net loss	$(10)	$(5,167)

Other comprehensive income, before tax:
Unrealized holding gains on available-for-sale securities	1	—
Income tax expense related to items of other comprehensive income	—	—

Other comprehensive income, net of tax	1	—

Comprehensive loss	$(9)	$(5,167)

Earnings (loss) per share:
Basic and diluted	$(0.00)	$(0.14)
Weighted average shares outstanding:
Basic and diluted	45,501	37,714

Smith Micro Software First Quarter 2015 Financial Results	Page 6 of 6

Smith Micro Software, Inc.

Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2015	2014
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash & cash equivalents	$9,977	$10,165
Short term investments	3,800	2,880
Accounts receivable, net	7,598	8,216
Income tax receivable	33	706
Inventory, net	87	97
Prepaid and other assets	696	765

Total current assets	22,191	22,829
Equipment & improvements, net	3,799	4,273
Other assets	221	214
Deferred tax asset	74	74

TOTAL ASSETS	$26,285	$27,390

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,660	$1,521
Accrued liabilities	5,129	5,752
Deferred revenue	331	1,498
Deferred tax liability	74	74

Total current liabilities	7,194	8,845
Long-term liabilities	3,766	3,643

Total non-current liabilities	3,766	3,643
Stockholders’ Equity:
Common stock	46	45
Additional paid in capital	223,572	223,141
Accumulated comprehensive deficit	(208,293)	(208,284)

Total stockholders’ equity	15,325	14,902

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$26,285	$27,390